                                                                               .
                                                                               .
                                                                               .

COMMUNITY CENTRAL BANK CORPORATION
FORM 10-Q (continued)

                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                             Three Months Ended   Nine Months Ended
                                September 30,       September 30,
                             ------------------   -----------------
                                2007     2006       2007     2006
                               ------   ------     ------   ------
                              (in thousands, except per share data)
BASIC
Net Income                     $  597   $  610     $1,791   $1,944
/ Weighted Average Shares       3,760    4,026      3,870    4,017
                               ------   ------     ------   ------
Basic Earnings Per Share       $ 0.16   $ 0.15     $ 0.46   $ 0.48
                               ======   ======     ======   ======
DILUTED
Net Income                     $  597   $  610     $1,791   $1,944
/ Weighted Average Shares       3,799    4,089      3,920    4,084
                               ------   ------     ------   ------
Diluted Earnings Per Share     $ 0.16   $ 0.15     $ 0.46   $ 0.48
                               ======   ======     ======   ======

Notes:

- Weighted average shares outstanding have been adjusted to reflect the 5% stock dividend in June of 2007.


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